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                                                          [LOGO of Metlife (R)]

FIRST METLIFE INVESTORS INSURANCE COMPANY
200 PARK AVENUE
NEW YORK, NY 10166

METLIFE INVESTORS DISTRIBUTION COMPANY
5 PARK PLAZA, SUITE 1900
IRVINE, CA 92614

August 26, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re: First MetLife Investors Insurance Company
    First MetLife Investors Variable Annuity Account One
    Registration Statement on Form N-4 (Class L - 4 Year)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, the depositor, on behalf of itself and First MetLife Investors Variable Annuity Account One, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced registration statement filed on Form N-4 be accelerated and declared effective on September 30, 2011, or as soon thereafter as is reasonably practicable.


    FIRST METLIFE INVESTORS INSURANCE COMPANY
    (Depositor)

    FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
    (Registrant)



    By:  /s/ Karen A. Johnson
         ------------------------------
         Karen A. Johnson
         Vice President


    METLIFE INVESTORS DISTRIBUTION COMPANY
    (Principal Underwriter)



    By:  /s/ Paul M. Kos
         ------------------------------
         Paul M. Kos
         Vice President